Exhibit 99.1
Summary Description of Ardea Biosciences, Inc. 2010 Executive Bonus Plan
As of March 2, 2010
Eligibility: Generally, employees of Ardea Biosciences, Inc. with a title of Vice President or above are eligible to participate in the plan. Participants must be employed with Ardea Biosciences, Inc. on the day that bonuses are paid in order to be eligible for a bonus.
Bonus Opportunity: The range of bonus opportunity as a percentage of 2010 base salary for each participant is generally as follows:

Title	Threshold	Target	Maximum
President and CEO	25%	50%	75%
Senior Vice Presidents	17.5%	35%	52.5%
Vice Presidents	15%	30%	45%
Corporate and Individual Performance: Our corporate goals for the year are established by our Board of Directors and are weighted based on importance between research & development, business development and financial management objectives. Individual goals are focused on each participant’s respective area of responsibility and designed to support overall corporate goal achievement. Our corporate goals are collectively designed to be stretch goals intended to be challenging but attainable. 100% goal achievement would represent a high level of success in each area. Our corporate goals for 2010 are a combination of research & development goals, which represent 50% of our corporate goals, business development goals, which represent 35% of our corporate goals, and financial management goals, which represent the remaining 15% of our corporate goals.
The total bonus pool for the plan will be based on achievement of 2010 corporate and individual goals. The relative weight between corporate and individual performance components for 2010 will be as follows:

Title	Corporate Goals	Individual Goals
President and CEO	100%	0%
Senior Vice Presidents	75%	25%
Vice Presidents	75%	25%
Award Determination: The bonus payment will be made in cash and will be based upon achievement of corporate and individual goals. The payment will be calculated by using the weighted average of goals achieved for both corporate and individual achievement. A minimum weighted average of greater than 50% is required prior to payout of the threshold amounts stated above. If the weighted average goal achievement is less than 50%, no payouts will be made. Target bonuses are paid if a weighted average achievement of 100% is obtained. Maximum bonuses are paid if a weighted average achievement of 150% is obtained. The Compensation Committee of our Board of Directors must approve all payments, which are typically made in January of each calendar year.
Disclaimer: Ardea Biosciences, Inc. reserves the right to modify the 2010 Executive Bonus Plan at any time or to declare special incentive bonus payouts in addition to payouts described in the 2010 Executive Bonus Plan.